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                                                                     EXHIBIT 3.2


                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                          FJK MILLENNIUM FUND III, LTD.


         Pursuant to the provisions of the Colorado Business Corporation Act, Gateway Publishing, Inc., a Colorado corporation, adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Millennium Fund III, Ltd.

         SECOND: The following amendment was adopted on January 6, 2000 by action of the incorporator pursuant to the provisions of Section 7-110-105 of the Colorado Business Corporation Act, because no shares have been issued:

         RESOLVED: The name of this corporation is changed to Litigation Factoring Group, Inc.

         THIRD: The amendment above will have no effect on the exchange, reclassification, or cancellation of issued shares.


DATED: January 6, 2000.



                                        /s/ DAVID M. SUMMERS
                                        ------------------------------
                                        David M. Summers, Incorporator